Exhibit 10.1

December 7, 2022
Jessica Saxton
Sent Via Email

Re:       Offer of Employment

Dear Jessica:

Charlotte’s Web, Inc. (“Company”) is pleased to offer a promotion to work in the full-time position of Chief Financial Officer. This position is exempt and reports directly to Jacques Tortoroli. Your start date will be January 1, 2023.

Compensation and Benefits

Base Compensation: Should you decide to accept this offer, your initial annualized base salary will be $300,000.00, with installments generally payable every other Thursday, or sooner as determined by state law. Consideration of your salary will be made in January 2024 and will be adjusted with the Chief Operating Officer.

It is expected that you will relocate to Colorado by March 31, 2023. The company is prepared to offer relocation assistance of up to $40,000 through our relocation vendor. Between your start date and March 31, 2023, you are expected to be on-sight in the Louisville Colorado office or other locations required by the position. Travel reimbursement for costs for traveling between your home and work locations between your start date and March 31, 2023, will be made by Charlotte’s Web Travel Reimbursement Guidelines.

This position is exempt, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Your salary is intended to compensate you for the quality of your work. Your work hours may vary from week to week depending on the Company’s needs

Tax and Other Withholding: The amounts of compensation described in this letter are before taxation or other withholdings required or permitted by law. The Company reserves the right to withhold all applicable federal, state, and local income, Social Security, and other employment taxes, along with any other amounts of required withholding, from all amounts of compensation and other remuneration payable to you, whether as direct compensation or under any of the compensation or benefit plans in which you may participate.

Short-Term Incentive Plan: Your target bonus opportunity will be 75% of your regular earnings. Actual payments or grants will be made at the Company’s discretion based on the Company’s achievement of certain business targets/initiatives and individual performance. Any annual incentive payment or grant will generally be paid within two and a half months following the end of the Plan Year. “Regular Earnings” is defined as the aggregate base salary earned during the period. The Compensation Committee reserves the right to adjust or amend the short-term incentive plan at its sole discretion.

Long-Term Incentive Program: You will be eligible to participate in the Company’s long-term incentive program. In 2023 and 2024, you are guaranteed a $400,000 stock award, awarded in 75% non-qualified stock options and 25% restricted stock units. The awards will vest over 3 years, with 33% of the value of the award vesting on each anniversary of the grant date (1st of the following month). In future years, you will receive the LTIP awards as described in the company’s LTIP plan document. The Compensation Committee reserves the right to adjust or amend eligibility and the long-term incentive plan at their sole discretion.

Charlotte’s Web is prepared to offer the following sign-on equity grant:

•	A one-time new hire stock grant with a target valuation of $400,000.00, allocated as 25% restricted stock units and 75% non-qualified stock options. The awards will vest over 2 years, with 50% of the value of the

Guidelines for Employment

If you accept this offer and become an employee of the company, you will be subject to our employment policies. In addition, the company reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by the Company and reserves the right to modify your position or duties to meet business needs and to use its discretion in deciding on appropriate discipline. Upon hire, you will be required to read and sign an acknowledgment of receipt of the employee Handbook and any applicable supplement. This letter is not intended to be and does not constitute a contract of employment and shall not be construed or interpreted to create any contractual right to employment or continued employment.

This offer is contingent upon the following: Successful completion of a background check; Signing the Company’s Employee Confidential Information and Inventions Assignment Agreement (CIIAA) completed via Paycom Onboarding; Verification of the information contained in your employment application, including satisfactory results of the verification of references; Confirmation that you are not subject to any legal restrictions on your activities.

This offer will be withdrawn whether you have signed it or not if any of the above conditions are not satisfied. Unless and until all such steps have been completed, this conditional offer of employment may be withdrawn and you shou

The Company is an at-will employer. At-will means that an employee may resign at any time with or without advance notice to the Company and with or without cause. Likewise, the Company may terminate an employee at any time with or without advance notice and with or without cause. Except for the Chairman of the Board or the Chairman of the Board’s authorized representative, no director, manager, supervisor, or representative of the Company has any authority to enter into any agreement for employment for any specific period or to make any agreement contrary to the foregoing. The Chairman of the Board of the Company or the Chairman of the Board’s authorized representative has the authority to make any agreement contrary to the foregoing and then only in writing. Nothing in this letter should be read to alter the at-will nature of your anticipated employment with the Company.

Restrictions on Employment

By signing this offer letter, you represent and warrant that you are not a party to any agreement or subject to any policy applicable to you that would prevent or restrict you from engaging in activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer, or if you are subject to such an agreement or policy, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

Acceptance

This offer will remain open until close of business on December 7th, 2022. To indicate your acceptance of the Company’s offer on the terms and conditions outlined in this letter, please sign and date this letter in the space provided below and return it to me no later than that date.

We hope your continued employment with the Company will prove mutually rewarding. If you have any questions, please feel free to call me at [* * *].

By signing below, I acknowledge that I have been furnished with a copy of this offer and that I understand and agree to the terms set forth above. I understand that I will be an at-will employee and that nothing in this document is intended to create a contract of employment or alter the at-will nature of my employment.

Acknowledgment and Acceptance of Terms:

/s/ Jessica Saxton	12/07/2022
Applicant Signature	Date

/s/ Mindy Garrison	12/19/2022
Mindy Garrison	Date
Head of Human Resources

[***] Indicates material that has been excluded from this Exhibit 10.1 because it is not material.